Exhibit 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)

Rapid7, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, Rapid7, Inc. 2015 Equity Incentive Plan	Other (2)	2,307,800 (3)	92.93 (2)	$214,463,854.00	$0.0000927	$19,880.80
Equity	Common Stock, $0.01 par value per share, Rapid7, Inc. 2015 Employee Stock Purchase Plan	Other (2)	576,950 (4)	92.93 (2)	$53,615,963.50	$0.0000927	$4,970.20
Total Offering Amounts					$268,079,817.50		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fees Due							$24,851.00

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that become issuable under the Rapid7, Inc. 2015 Equity Incentive Plan (the “2015 EIP”) and the Rapid7, Inc. 2015 Employee Stock Purchase Plan (the “2015 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $92.93, the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on February 18, 2022.
(3)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2015 EIP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2015 EIP.

(4)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2015 ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2015 ESPP.